AGREEMENT made as of the ____ day of June, 1994, by and between CBS Inc. ("CBS"), a New York corporation, having its principal office at 51 West 52 Street, New York, New York 10019, and JOHNATHAN RODGERS ("Executive"), residing at 843 Chalmers Place, Chicago, Illinois 60614.
                           W I T N E S S E T H:
     WHEREAS, Executive has been retained to perform services as an executive of the CBS Television Stations Division ("CTS") of CBS; and
     WHEREAS, CBS desires to secure the continued services of Executive as an executive of CTS, and Executive is willing to continue such services, upon the terms, provisions and conditions hereinafter set forth;
     NOW, THEREFORE, in consideration of the promises and the mutual covenants hereinafter contained, it is agreed upon between CBS and Executive as follows:
     1. CBS hereby employs Executive, and Executive hereby accepts employment, as an executive of CTS (currently as President of CTS), for a four-year term commencing June 27, 1994, and ending June 26, 1998. Executive shall perform such services as may from time to time be assigned to him by the President, CBS/Broadcast Group or the Executive Vice-President,
CBS/Broadcast Group.
     2. CBS agrees to pay Executive, and Executive agrees to accept from CBS, for his services hereunder base salary at the rate of four hundred thousand dollars ($400,000) per annum. Executive's base salary shall be subject to merit review, and the potential of increase, in accordance with CBS compensation guidelines and practices. Base salary shall be payable bi-weekly or in such other manner as CBS may designate for employees generally.
     3. Executive shall be included in all plans now existing or hereafter adopted for the general benefit of CBS employees, such as pension plans, investment funds and group or other insurance plans and benefits, if and to the extent that he is and remains eligible to participate thereunder, and subject to the provisions of such plans as the same may be in effect from time to time. Executive will also be eligible to be considered for participation in other CBS benefit plans, including the Executive Incentive Plan, Supplemental Executive Retirement Plan (SERP) and the Stock Rights Plan or any successor plans thereto, in which participation is limited to CBS executives in positions comparable to Executive's. To the extent Executive participates in any benefit plan, such participation shall be based upon Executive's base salary. Since plans in this latter category are administered under procedures that are not subject to contractual arrangements, eligibility for consideration is no guarantee of actual participation because the CBS Board of Directors' discretion, or that of the appropriate committee of such Board, in granting participation, is absolute.
     4. Executive agrees to devote all of his business time and attention to the affairs of CTS, except during vacation periods and reasonable periods of illness or other incapacity consistent with the practices of CBS for executives in comparable positions, and agrees that his services shall be completely exclusive to CBS during the term hereof.
     5. Executive acknowledges that he has been furnished a copy of the Policy Notes from the President concerning Conflicts of Interest ("Conflicts Policy") dated December 13, 1989, and a copy of the "CBS Policy Summary." Executive further acknowledges that he has read and fully understands all of the requirements thereof, and acknowledges that at all times during the term hereof, he shall perform his services hereunder in full compliance with the Conflicts Policy and the CBS Policy Summary and with any revisions thereof or additions thereto.
     6.a. If, during the term of this Agreement, the employment of Executive by CBS should be terminated by CBS for cause, which for these purposes is defined as (i) fraud, misappropriation or embezzlement on the part of Executive, (ii) Executive's willful failure to perform services hereunder or (iii) Executive's intentional breach of the provisions of paragraph 4 or of paragraph 5 hereof, then CBS's obligations hereunder shall immediately thereupon terminate.

       b. If, during the term of this Agreement, the employment of Executive by CBS should be terminated by CBS other than for cause, Executive shall be entitled to receive severance pay in accordance with Company policy in effect at the time of termination or one year's base salary, whichever is greater.
     7. This Agreement contains the entire understanding of the parties with respect to the subject matter thereof, supersedes any and all prior agreements of the parties with respect to the subject matter thereof, and cannot be changed or extended except by a writing signed by both parties hereto. This Agreement shall be binding upon and inure to the benefit of the parties and their respective legal representatives, executors, heirs, administrators, successors and assigns. This Agreement and all matters and issues collateral thereto shall be governed by the laws of the State of New York applicable to contracts performed entirely therein. If any provision of this Agreement, as applied to either party or to any circumstance, shall be adjudged by a court to be void or unenforceable, the same shall in no way affect any other provision of this Agreement or the validity or enforceability thereof.
     8. All notices or other communications hereunder shall be given in writing and shall be deemed given if served personally or mailed by registered or certified mail, return receipt requested, to the parties at their addresses above indicated, or
at such other addresses as they may hereafter designate in writing.
     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                             CBS INC.



                             By:  /S/ HOWARD STRINGER



                             Signed:  /S/ JOHNATHAN RODGERS
                                      (Executive)






























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